EXHIBIT 99.6
                                  PR NEWSWIRE INVESTORFAX

     Ophthalmic Imaging Systems Announces Delisting by Boston Stock Exchange

     SACRAMENTO, Calif., March 6 /PRNewswire/ -- Ophthalmic Imaging Systems (Nasdaq: OISI) announced today that the Boston Stock Exchange has made the decision to suspend the Company's common stock from trading as of the close of business on March 3, 1998 and is filing for delisting with the Securities and Exchange Commission. In addition, Nasdaq has indicated that it intends to delist the Company's stock, and a decision is expected next week as to whether such delisting will take place prior to the closing of the exchange offer previously announced by Premier Laser Systems, Inc. and OIS.

     The decision of the Boston Stock Exchange, and the potential decision of Nasdaq, shall not affect Premier Laser Systems' previously announced decision to commence a tender offer to OIS shareholders. Premier intends to offer, in return for each share of OIS tendered, $1.75 in cash, $0.25 in Premier stock and two warrants, each of which permit the holder to acquire $0.25 worth of stock for a nominal purchase price if OIS meets certain future revenue goals. Premier's tender offer for OIS' stock will commence promptly following the effectiveness of Premier's related registration statement.

     The completion of the tender offer is subject to customary conditions, including registration with the Securities and Exchange Commission of the securities to be offered to the OIS shareholders.

     Premier Laser Systems develops, manufactures and markets several lines of proprietary medical lasers, fiber optic delivery systems, corneal topography systems and associated products and services for a variety of dental, ophthalmic and surgical applications.

     Ophthalmic Imaging Systems is the leading provider of ophthalmic digital imaging systems. The Company designs, develops, manufactures, and markets digital imaging and image enhancement systems and analysis software. With over a decade in the ophthalmic imaging business, OIS has consistently been the first to introduce new technology and features. The Company offers customer support through a worldwide network of service technicians. The Company is currently leveraging its digital imaging technology and established customer base to develop products features and services targeting telemedicine/managed care applications for the ocular health care industry.

     NOTE: This press release contains forward looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward looking statements. These forward looking statements represent Ophthalmic Imaging Systems' judgment as of the date of this release. OIS disclaims any intent or obligation to update these forward-looking statements.


SOURCE  Ophthalmic Imaging Systems
CONTACT: Jack Bothe of JR Bothe & Associates, 800-261-8552, for Ophthalmic Imaging Systems
(OISI)